Exhibit 10.19
ADVENTRX Pharmaceuticals, Inc.
Restricted Share Award Agreement
     This Restricted Share Award Agreement (this “Agreement”), dated as of ___ ___, 200_, is entered into between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and ___, an individual (“Grantee”).
Background
     The Company has established the 2005 Equity Incentive Plan (“Plan”), to provide incentive awards, among other things.
     Grantee has performed various services for the Company.
     The Compensation Committee of the Board of Directors of the Company has determined that Grantee be granted shares of Common Stock of the Company (“Common Stock”) under the Plan subject to the restrictions stated below and as hereinafter set forth.
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
     1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Plan. Grantee confirms and acknowledges that Grantee has received and reviewed a copy of the Plan and the Information Statement, dated July ___, 2005, with respect to the Plan. Grantee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.
     2. Grant of Shares. Subject to the terms and conditions of this Agreement and of the Plan, including without limitation the vesting provisions set forth in Section 3, in consideration for services previously rendered by Grantee, the Company hereby grants to Grantee ________ (___) shares of Common Stock (the “Shares”).
     3. Lapse of Risk of Forfeiture of Shares. All of the Shares are subject to a Risk of Forfeiture should Grantee’s Continuous Service be terminated. [At the end of each calendar month after ___, 200_], subject to Grantee’s Continuous Service, the Risk of Forfeiture of the Shares shall lapse with respect to ___ of the Shares and such portion of the Shares shall vest and become free of any restriction pursuant to this Agreement. Upon the termination of Grantee’s Continuous Service, all of the Shares which continue to be subject to a Risk of Forfeiture (“Forfeited Shares”) immediately prior to such termination shall be forfeited by Grantee, ownership of all such Forfeited Shares shall transfer back to the Company and Grantee shall have no further rights with respect to any of such Forfeited Shares.
     4. Restrictions Period. The Shares granted hereunder which are at any time subject to a Risk of Forfeiture pursuant to Section 3, may not be sold, pledged, gifted or otherwise transferred until such Shares are no longer subject to a Risk of Forfeiture pursuant to this

Agreement. The period of time prior to the date Shares are no longer subject to a Risk of Forfeiture pursuant to this Agreement is referred to herein as the “Restriction Period.”
     5. Legend. All certificates representing any Shares subject to a Risk of Forfeiture pursuant to this Agreement (such Shares, the “Unvested Shares”) shall have endorsed thereon during the Restriction Period the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.
     6. Retention of Certificate. Any certificate or certificates evidencing any Unvested Shares shall be deposited with the Secretary of the Company. The Unvested Shares may also be held in a restricted book entry account in the name of Grantee. Any such certificates or such book entry shares are to be held by the Company until such time as the Risk of Forfeiture of such Shares shall lapse pursuant to Section 3, after which the Company shall release certificate(s) representing such Shares to Grantee.
     7. Grantee Stockholder Rights. During the Restriction Period, Grantee shall have all the rights of a stockholder with respect to Unvested Shares except for the right to transfer the Unvested Shares (as set forth in Section 4). Accordingly, Grantee shall have the right to vote the Unvested Shares and receive any dividends payable with respect to Unvested Shares.
     8. Taxes. Grantee shall be liable for any and all taxes, including withholding taxes, arising out of the grant, issuance or lapse of the Risk of Forfeiture of Shares. Grantee shall be responsible for filing with the Internal Revenue Service an appropriate written notice of election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, if Grantee wishes to make such an election. Grantee shall notify the Company in writing if Grantee files such an election (a form of which is attached hereto) within 30 days of the date of this Agreement. The Company intends, in the event it does not receive from Grantee evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to Grantee in the absence of such an election. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON GRANTEE’S BEHALF.
     9. Fractional Shares. The Company shall not be required to deliver any fractional Shares the Risk of Forfeiture of which may lapse pursuant to this Agreement. In lieu of any delivery of any such fractional Share, the Company shall, promptly after Grantee’s written request received after such time as such fractional Share would otherwise be deliverable, pay to Grantee an amount in cash (rounded to the nearest whole cent) equal to product of (x) the closing price of a share of Common Stock on the trading day immediately prior to such date multiplied by (y) the fraction of a Share to which Grantee would otherwise be entitled.

     10. Miscellaneous.
          10.1. Transfers in Violation of Restrictions. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.
          10.2. Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
          10.3. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Grantee at such Grantee’s address then on file with the Company.
          10.4. No Employment or Guarantee of Continued Relationship. Nothing contained in this Agreement or the Plan will be construed as creating an employment relationship between the Company and Grantee. Nothing contained in this Agreement or the Plan will be deemed to grant either party any right, power or authority or create any obligation or duty, express or implied, to continue the relationship between the parties.
          10.5. Entire Agreement. This Agreement, including the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADVENTRX Pharmaceuticals, Inc.	Grantee

By:
(sign above this line)

Name:

Its:	Name:

(please print)

SECTION 83(b) ELECTION
     When you receive stock from the company in connection with your performance of services the full enjoyment of which is conditioned upon the future performance of substantial services by you, your income tax consequences are determined under Section 83 of the Internal Revenue Code.
     The general rule of Section 83 is that you have a taxable event at the time the stock vests or the risk of forfeiture lapses. At that time, you have ordinary income equal to the excess (the “delta”) of the fair market value of the stock at the time of vesting over the price paid by the person for the stock, if any. If the stock has appreciated between the time of acquisition and the time of vesting, the appreciation would be ordinary income to you (as would any delta that existed when the stock was acquired). The tax holding period of the stock commences when the stock vests and any subsequent appreciation would be capital gain. If the stock is held for more than one year from the vesting date any capital gain would be long-term capital gain.
     You may view this tax treatment as undesirable for two reasons. First, the appreciation of the shares between the grant date and the vesting date would be ordinary income to you. Ordinary income is currently taxed at federal rates up to 35%, while the maximum federal rate on long-term capital gain is currently 15%. Second, the taxable event that occurs on the vesting date may not coincide with a liquidity event, such as the sale of the corporation or shares of the company. In the absence of a liquidity event, you may have a taxable event but no cash with which to pay the taxes.
     For unvested stock, Section 83(b) of the Internal Revenue Code offers a solution to the above-described tax consequences. A person who receives unvested stock may elect to be taxed at the time the stock is granted. If you timely make the Section 83(b) election, you would have ordinary income equal to the delta at the time of grant (rather than at the time the stock vests). The holding period would commence at the grant date and any subsequent appreciation would be capital gain. If the one-year tax holding period is satisfied, all of the gain would be long-term capital gain. Thus, the Section 83(b) election can result in all of your gain being capital gain, however, tax would be due with respect to the delta at the time you make the election.
     In order to timely make an election under Section 83(b), you must file the Section 83(b) election with the Internal Revenue Service Center where you file your income tax returns. You must file the election not later than 30 days after the stock is granted. There is no relief for failing to timely file the election. If you make this election, you must provide the election to us and you must include a copy of the election with your tax return for the taxable year in which the stock is acquired.
     NOTE: The foregoing is not a complete or thorough discussion of income and other tax consequences of the receipt of stock and the company is not hereby rendering any such advice. You are strongly urged to consult their own tax advisors. Stock acquired from the exercise of stock options may subject you to additional and different income and tax consequences, none of which are discussed above.

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986
The undersigned taxpayer hereby elects, pursuant to Sections 55 and 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include in taxpayer’s gross income or alternative minimum taxable income (to the extent applicable under Section 83), as applicable, for the current taxable year, the amount of any income that may be taxable to taxpayer in connection with taxpayer’s receipt of the property described below:
1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER:

NAME OF SPOUSE:

ADDRESS:

TAXPAYER IDENTIFICATION NO.:

SPOUSE IDENTIFICATION NO.:

TAXABLE YEAR:

2. The property with respect to which the election is made is described as follows:
___ shares of Common Stock of ADVENTRX Pharmaceuticals, Inc. (the “Company”) received pursuant to a Restricted Share Award Agreement, dated ___, between the Company and the taxpayer.
3. The date on which the property was transferred is: _____ ____, 2006
4. The property is subject to the following restrictions:
The shares vest over time, subject to the taxpayer’s continuous relationship as a consultant or employee with the Company. Upon the termination of the taxpayer’s relationship with the Company, all of the unvested shares outstanding immediately prior to such termination shall be forfeited by the taxpayer, ownership of all such unvested shares shall transfer back to the Company and the taxpayer would have no further rights with respect to any of such unvested shares.
5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $___ per share for an aggregate fair market value of $___.

6.	The amount (if any) paid for such property: $0.
The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.
The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:

Print Name:

The undersigned spouse of taxpayer joins in this election.

Dated:

Spouse of Taxpayer

Print Name: